SPROTT FUNDS TRUST 485BPOS

Exhibit 99(h)(9)

Execution Version

INDEX SUB-LICENSE AGREEMENT

AGREEMENT, dated as of September [ ], 2018, by and between Sprott Asset Management LP (“SAM LP”), Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J2J1, and Sprott ETF Trust (“Licensee”), Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J2J1.

WHEREAS, SAM LP owns rights to, and engages in a variety of business activities in connection with, certain stock indexes and the proprietary data contained therein, among which are the indexes listed in Exhibit A, annexed hereto and made a part hereof (such indexes and data contained therein are hereinafter referred to as the “Indexes”);

WHEREAS, SAM LP outsources the calculation of the Indexes to Solactive or other index firms;

WHEREAS, SAM LP uses in commerce and owns trade name, trademark and service mark rights to the designations Sprott and other marks (such rights are hereinafter individually and collectively referred to as the “Marks”);

WHEREAS, Licensee wishes to use the Indexes as the basis of the exchange traded funds listed in Exhibit B, annexed hereto and made a part hereof (the “Funds”);

WHEREAS, Licensee wishes to use the Indexes and the Marks to sponsor, issue, establish, organize, structure, operate, manage, offer, sell, market, promote, write, list, trade, exchange and distribute (collectively “sponsor”) the Funds and to make disclosure about the Funds under applicable laws, rules and regulations in order to indicate that SAM LP is the source of the Indexes; and

WHEREAS, Licensee wishes to obtain SAM LP’s authorization to use the Indexes and refer to the Indexes and the Marks in connection with the Funds pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of License

(a)     Subject to the terms and conditions of this Agreement, SAM LP grants to Licensee a non-transferable, non-exclusive, license (i) to use one or more of the Indexes as the basis, or as a component, of the Funds (in accordance with the restrictions set forth in Exhibit B) to sponsor the Funds; and (ii) to use and refer to the Indexes and the Marks (in accordance with the restrictions set forth in Exhibit B) in the names of the Funds; to sponsor the Funds; and to make such disclosure about the Funds as Licensee deems necessary, electronically or otherwise, under any applicable laws, rules or regulations. Licensee shall not disseminate electronically or in any other fashion to any third party any information related to the Indexes that is designated as “Confidential” or “Proprietary” by SAM LP (except as provided in Paragraph 8(c) below).

(b)     Licensee shall have a right to sublicense any or all of the rights granted hereunder to (i) any affiliate of Licensee; provided such affiliate will not have the power to further sublicense those rights to any third parties other than to the Funds and (ii) any of the Funds; provided the Funds will not have the further power to sublicense those rights to any third parties. Licensee shall require any such sublicensee to comply with Licensee’s obligations under this Agreement and shall remain obligated under the terms of the Agreement with respect to any actions taken by the sublicensee pursuant to any sublicense. No further license shall be required from SAM LP of any securities exchange, stock market or other entity to list and trade the Funds in accordance with the terms and conditions set forth herein

(c)     Unless otherwise agreed by the parties, Licensee will initiate appropriate regulatory filings with respect to each of the Funds within 90 days after execution of this Agreement or after execution of an amendment to this Agreement. Within 30 days after receipt of any required regulatory approval for each of the Funds, Licensee will launch such Funds; provided, however, SAM LP will not unreasonable withhold its consent to delay the launching of the Funds for a tiered roll-out. If (i) Licensee shall fail to initiate any filings for any Fund within said 90 day period, (ii) Licensee shall fail to launch any Fund within said specified periods, or (iii) if SAM LP reasonably determines, after consultation with Licensee, that regulatory approval for any such Fund is not likely to be received within a reasonable time period (taking into account such factors as past experiences for similar regulatory approvals), SAM LP may, as its exclusive remedy under this Agreement and upon written notice to Licensee, terminate the license granted hereunder with respect to the particular Index underlying such Fund. Licensee shall have no obligation to launch any Fund based on an Index. After a Fund is launched, Licensee may terminate the Fund or the Fund’s use of an Index at any time.

2.        Term

The term of the license granted hereunder shall commence on September [ ], 2018 and shall continue for 5 years.

3.        License Fees

Licensee shall pay no license fee to SAM LP with respect to each Index (listed on Exhibit A), which is used by Licensee as the basis for, or a component of, a Fund (listed on Exhibit B) under Licensee’s management.

4.        Termination

(a)      At any time during the term of this Agreement, either party may give the other party thirty days’ prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of the other’s continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period.

(b)      In the case of breach of any of the material terms and conditions of this Agreement by either party, the non-breaching party may terminate this Agreement by giving thirty days’ prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination (at the option of the non-breaching party) unless the breaching party shall correct such breach within the notice period or, if the breach is not capable of being cured within such thirty day period, unless the breaching party has undertaken to correct such breach and diligently prosecutes such correction until completion; provided that such cure period shall not exceed ninety days in total.

(c)      SAM LP shall have the right, in its sole discretion, to cease compilation and publication of any of the Indexes and, in the event that any of the Indexes is discontinued, to terminate the Agreement with respect to that index only, if SAM LP does not offer a replacement or substitute Index. In the event that SAM LP intends to discontinue any index, SAM LP shall exercise reasonable efforts to give Licensee as much advance written notice prior to such discontinuance as practicable, which notice shall specify whether a replacement or substitute index will be available. In no event, however, will such advance written notice be less than sixty days. Licensee shall have the option hereunder within ninety days after receiving such written notice from SAM LP to notify SAM LP in writing of its intent to use the replacement index under the terms of this Agreement.

(d)      Licensee may terminate this Agreement with respect to a specific Index or Indexes upon sixty days written notice to SAM LP if Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee’s ability to offer, sell, distribute, write, market or promote such Index-related fund or funds.

(e)      SAM LP may terminate this Agreement with respect to a specific Index or Indexes if SAM LP is informed of the final adoption of any legislation or regulation that materially impairs SAM LP’s ability to license and provide the license rights set forth herein with respect to such Indexes under this Agreement. SAM LP will use reasonable efforts to give Licensee as much advance written notice as possible.

5.        Rights Upon Termination

Upon termination of this Agreement, Licensee shall cease to use the Indexes and cease referring to the Indexes and the Marks with the Funds.

6.        Fund Promotion

(a)      Licensee shall use its best efforts to protect the goodwill and reputation of SAM LP in connections with its use of the Indexes and the Marks under this Agreement. Licensee shall submit to SAM LP for its preview and approval all of the Funds advertisements, brochures, and promotional and information material (other than price quotations for a Fund) (collectively “Informational Materials”) relating to or referring to SAM LP, the Indexes or the Marks. SAM LP’s approval shall be confined solely to the use of or description of SAM LP, the Marks, and the Indexes and shall not be unreasonably withheld or delayed by SAM LP. It is SAM LP’s goal to respond to any such requests for approval within four business days.

(b)      SAM LP is not obligated to engage in any marketing or promotional activities in connection with the Funds or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Funds.

7.        Protection of Value of License

(a)       Licensee shall cooperate reasonably with SAM LP in the maintenance of all SAM LP common law and statutory rights in the Indexes and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by the Licensee of the following notice when referring to the Indexes or the Marks in any advertisement, offering circular, prospectus, brochure, or promotional or informational material relating to the Funds:

The [Name of particular index] index is the exclusive property of SAM LP. Sprott is a service mark of SAM LP and has been licensed for use by [Name of Licensee].

or such similar language as may be approved in advance by SAM LP.

(b)      Licensee shall not refer to the names of the Indexes in any manner which might cause confusion as to SAM LP’s responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Funds.

8.        Proprietary Rights

(a)      Licensee acknowledges that the Indexes are selected, arranged and prepared by SAM LP through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by SAM LP. Licensee also acknowledges that the Indexes and the Marks are the exclusive property of SAM LP, and the Indexes and their compilation and composition and changes therein are in the control and discretion of SAM LP.

(b)      SAM LP reserves all rights with respect to the Indexes and the Marks except those expressly licensed to Licensee hereunder.

9.        Warranties; Disclaimers

(a)      SAM LP represents and warrants that SAM LP is the owner of rights granted to Licensee herein and that use of the Indexes as provided herein shall not infringe any trademark, service mark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

(b)      Licensee agrees expressly to be bound itself by and furthermore to include following disclaimers and limitations in the prospectus and any contract(s) relating to the Funds as reasonably requested by SAM LP.

(c)      Licensee agrees expressly to be bound itself by and furthermore to include all of such disclaimers and limitations in any Informational Materials (other than the prospectus) relating to the Funds and upon request to furnish a copy (copies) thereof to SAM LP.

(d)      SAM LP represents and warrants that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e)      Licensee represents and warrants that it has the authority to enter into this Agreement and that its performance does not violate any applicable laws, regulations or agreements, including but not limited to banking, commodities and securities laws.

(f)        Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

(g)      The provisions of this Section 9 shall survive any termination of this Agreement.

10.     Indemnification

(a)      Licensee shall indemnify and hold harmless SAM LP, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of claims or actions brought by third parties against SAM LP which arise from any act or omission of Licensee which constitutes a breach of this Agreement or is in any manner related to the Funds (except with respect to any claim or action alleging that Licensee’s or Funds’ use of the Indexes and Marks violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this Agreement); provided, however, that (i) SAM LP notifies Licensee promptly of any such claim or action, and (ii) Licensee shall have no liability to SAM LP if such judgments, damages, costs or losses are attributable to any breach of the Agreement, negligent act or omission by SAM LP, its parent, affiliates, subsidiaries or any of their employees or agents. Licensee shall bear all expenses in connection with the defense and/or settlement of any such claim or action. SAM LP shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the defense of any such claim, except with the written consent of SAM LP, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to SAM LP of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of SAM LP. This provision shall survive the termination of this Agreement.

(b)      SAM LP shall indemnify and hold harmless Licensee, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of claims or actions brought by third parties against Licensee alleging that Licensee’s or Funds’ use of the Indexes and Marks violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this Agreement; provided, however, that (i) Licensee notifies SAM LP promptly of any such claim or action, and (ii) SAM LP shall have no liability to Licensee if such judgments, damages, costs or losses are attributable to any breach of the Agreement, negligent act or omission by Licensee, its parent, affiliates, subsidiaries or any of their employees or agents. SAM LP shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of SAM LP. SAM LP, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensee other than with respect to the rights granted licensee under this Agreement. This provision shall survive the termination of this Agreement.

11.     Other Matters

(a)      This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by SAM LP to its parent or any of its subsidiaries or affiliates without the consent of Licensee.

(b)      This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c)      No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d)      All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mall, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

(e)      This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

Notice to SAM LP:	Sprott Asset Management, LP Royal Bank Plaza 200 Bay Street Toronto, Ontario M5J2J1

Notice to Licensee:	Sprott ETF Trust Royal Bank Plaza 200 Bay Street Toronto, Ontario M5J2J1

(f)        This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SPROTT ASSET MANAGEMENT LP		SPROTT ETF TRUST

By:		By:
	Name: John Ciampaglia		Name: John Ciampaglia
	Title: Chief Executive Officer		Title: President

Date: September [   ], 2018

EXHIBIT A

List of the SAM LP Indexes:

[Name of Index]

EXHIBIT B

Funds

Sprott Gold Miners ETF

Sprott Junior Gold Miners ETF

Sprott Copper Miners ETF